UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2021

Silverback Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39756	81-1489190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Fairview Ave N, Suite 600 Seattle, Washington	98109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 456-2900

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SBTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 1, 2021, Silverback Therapeutics, Inc. (the “Company”) entered into a sublease agreement (the “Sublease”) with Delta Dental of Washington (“Sublandlord”) for the sublease of approximately 9,188 square feet of rentable area of the building located at 400 Fairview Avenue North, Seattle, Washington 98109 (the “Premises”). The commencement date of the Sublease is expected to occur on or after August 1, 2021. The Company expects to use the Premises for general office use in addition to the Company’s current principal executive offices located at 500 Fairview Ave N, Seattle, Washington 98109. The term of the Sublease is two years and the Company has the option to extend the Sublease for one additional year.

The minimum rent payable by the Company under the Sublease will be approximately $28,330 per month for the first year of the Sublease, which amount will increase by 3.0% per year thereafter. If the Sublandlord’s lease with the landlord terminates, the Sublease will also terminate. The Company has the option to terminate the Sublease after one year subject to a termination fee equal to one month of rent.

The foregoing description of the Sublease does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Sublease. The Company intends to file a copy of the Sublease with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVERBACK THERAPEUTICS, INC.

By:	/s/ Laura Shawver, Ph.D.
Laura Shawver, Ph.D.
Chief Executive Officer

Dated: July 2, 2021